Exhibit 99.1

Published CUSIP Number:

$320,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

THE PEP BOYS - MANNY, MOE & JACK
as Borrower,

and

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,

THE LENDERS PARTIES HERETO,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of October 27, 2006

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and Sole Book Runner

Prepared by:

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Section 10.9	Confirmation of Payment	109

Schedules

Schedule 1.1(a)	Account Designation Letter
Schedule 1.1(b)	Liens
Schedule 1.1(c)	Allocated Payoff Amount
Schedule 2.1(d)	Form of Term Note
Schedule 2.6	Form of Notice of Conversion/Extension
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.5	Violations; Defaults
Schedule 3.12	Subsidiaries
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Chief Executive Offices
Schedule 3.22	Labor Matters
Schedule 3.24	Material Contracts
Schedule 3.25	Insurance
Schedule 3.27	Classification of Senior Indebtedness
Schedule 3.31(b)	Leases
Schedule 3.31(e)	Partial Takings
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(g)	Form of Solvency Certificate
Schedule 5.2(a)(i)	Form of Officer’s Compliance Certificate
Schedule 5.2(a)(ii)	Form of Collateral Value Report
Schedule 5.5(c)	O&M Plans
Schedule 5.10	Form of Joinder Agreement
Schedule 5.15	Post-Closing Surveys
Schedule 6.1(b)	Indebtedness
Schedule 6.5	Existing Loans, Advances and Guarantees
Schedule 6.9	Existing Encumbrances and Restrictions
Schedule 9.6	Form of Assignment and Assumption

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 27, 2006, among THE PEP BOYS -MANNY, MOE & JACK, a Pennsylvania corporation (the “Borrower”), each of those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively the “Guarantors” and individually a “Guarantor”), the several banks and other financial institutions from time to time parties to this Credit Agreement (collectively the “Lenders” and individually a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Guarantors, the lenders party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of January 27, 2006 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower desires to amend the Existing Credit Agreement as set froth herein and to restate the Existing Credit Agreement in its entirety to read as follows;

WHEREAS, the Borrower has requested that the Lenders make a term loan to the Borrower in the amount of up to $320,000,000, as more particularly described herein; and

WHEREAS, the Lenders have agreed to make such term loan to the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“2002 Senior Note Indenture” shall mean the Indenture, dated as of May 21, 2002, by and among the Borrower and certain of its Subsidiaries, and Wachovia Bank, National Association, as Trustee, with respect to the Borrower’s 4.25% Convertible Senior Notes due June 1, 2007 in the aggregate principal amount of $150,000,000, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“2004 Senior Subordinated Note Indenture” shall mean the Indenture, by and between the Borrower and Wachovia Bank, National Association, as Trustee, executed and delivered by the parties thereto on the 2004 Senior Subordinated Note Issuance Date, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, pursuant to which the Borrower shall have issued promissory notes in the maximum aggregate principal amount equal to the 2004 Senior Subordinated Note Issuance Amount (such promissory notes being referred to as the “2004 Senior Subordinated Notes”).

“2004 Senior Subordinated Note Issuance Amount” shall mean the aggregate principal amount of the notes of the Borrower issued pursuant to the 2004 Senior Subordinated Note Indenture on the 2004 Senior Subordinated Note Issuance Date, provided, that, such amount shall not exceed $200,000,000.

“2004 Senior Subordinated Note Issuance Date” shall mean December 14, 2004.

“2005 Appraisals” shall mean the FIRREA compliant appraisal of the fee simple interest in each Mortgaged Property, dated February 2005 and performed by Cushman & Wakefield, Inc.

“2006 Appraisals” shall have the meaning set forth in Section 4.1(d).

“ABL Consolidated EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the ABL Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of ABL Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) ABL Interest Expense for such period (to the extent deducted in the computation of ABL Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of ABL Consolidated Net Income of such Person).

“ABL Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains and non-cash extraordinary losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain or non-cash loss together with any related Provision for Taxes for any such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

“ABL Interest Expense” shall mean, for any period, as to any Person, all of the following as determined in accordance with GAAP:  total interest expense, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees paid in cash in connection with the transactions contemplated hereby and (b) any other interest expense not payable in cash.

“ABR Default Rate” shall have the meaning set forth in Section 2.5.

“Account Designation Letter” shall mean the Account Designation Letter dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors in such capacity.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” or “Credit Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with its terms.

“Allocated Payoff Amount” shall mean, with respect to each Mortgaged Property, the allocated payoff amount set forth with respect to such Mortgaged Property on Schedule 1.1(c) or, with respect to any Property that becomes a Mortgaged Property after the Closing Date, the allocated payoff amount as determined by the Administrative Agent and provided to the Borrower.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:  “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loan” shall mean that portion of the Term Loan that bears interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean (a) for Term Loans that are Alternate Base Rate Loans, 1.75% and (b) for Term Loans that are LIBOR Rate Loans, 2.75%; provided, however, after the financial statements referred to in Section 5.1(a) for the fiscal year ending January 28, 2007 shall have been delivered to the Administrative Agent pursuant to the terms thereof and the Borrower shall have achieved the Senior Leverage Ratio Target as of the fiscal year ending January 28, 2007 or any subsequent fiscal quarter, the Applicable Percentage shall be changed on a permanent basis to 1.50% for Term Loans that are Alternate Base Rate Loans and 2.50% for Term Loans that are LIBOR Rate Loans.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.

“Asset Disposition” shall mean the disposition of any or all of the assets constituting Collateral of any Credit Party or any Subsidiary whether by sale, transfer or otherwise. The term “Asset Disposition” shall not include the sale or transfer of assets permitted by Subsections 6.4(b)(i) through (v).

 “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Schedule 9.6 or any other form approved by the Administrative Agent.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Business” shall have the meaning set forth in Section 3.10.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government

Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any State of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Casualty” shall have the meaning set forth in Section 5.14.

“Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the then outstanding Voting Stock of the Borrower; or (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the Mortgaged Properties and any other collateral which is identified in, and at any time will be covered by the Security Documents and any other property or assets of a Credit Party that may from time to time secure the Credit Party Obligations.

“Collateral Value” means, as of any date of determination with respect to any Properties then constituting Collateral, the fee simple fair market value, based on the 2005 Appraisals, the 2006 Appraisals or such later appraisals as required by this Agreement, as applicable, of such

Properties as set forth in and calculated in accordance with the Collateral Value Report most recently delivered to the Administrative Agent.

“Collateral Value Report” means, a report demonstrating the fee simple fair market value of the Collateral as more specifically set forth on Schedule 5.2(a)(ii).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Mortgaged Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Mortgaged Property or any part thereof.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Credit Parties and their Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means the Consolidated Net Income for such period increased by the sum of (to the extent deducted in determining Consolidated Net Income):

(1)                                        Consolidated Interest Expense for such period; plus

(2)                                        the Consolidated amount of interest capitalized by the Credit Parties and their Subsidiaries during such period; plus

(3)                                        Consolidated Income Tax Expense for such period; plus

(4)                                        the Consolidated depreciation and amortization expense included in the income statement of the Credit Parties and their Subsidiaries for such period; plus

(5)                                        other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) included in the income statement of the Credit Parties and their Subsidiaries for such period; minus

(6)                                        non-cash items increasing Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of the Insurance Subsidiary (calculated separately for such Subsidiary in the same manner as provided above for the Credit Parties) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Borrower or a Guarantor to the extent of such restriction.

“Consolidated Cash Flow Coverage Ratio” as of any date of determination means the ratio of:

(1)                                        Consolidated Cash Flow Available for Fixed Charges for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available to

(2)                                        Consolidated Fixed Charges for such period;

provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Indebtedness that has been incurred by any Credit Party or any Subsidiary thereof since the end of such period that remains outstanding and to any Indebtedness that is proposed to be Incurred by any Credit Party or any Subsidiary thereof as if in each case such Indebtedness had been Incurred on the first day of such period and as if any Indebtedness that is or will no longer be outstanding as the result of the incurrence of any such Indebtedness had not been outstanding as of the first day of such period; provided, however, that in making such computation, the Consolidated Interest Expense attributable to interest on any proposed Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event any Credit Party or any Subsidiary thereof has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

“Consolidated EBITDA” shall mean, as of any date of determination for the four quarter period ending on such date, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, and (iv) other non-cash charges (excluding reserves for future cash charges) of the Credit Parties and their Subsidiaries for such period, minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring cash or non-cash gains during such period.

 “Consolidated Fixed Charges” for any period means the sum of:

(1)                                        Consolidated Interest Expense and

(2)                                        the Consolidated amount of interest capitalized by the Credit Parties and their Subsidiaries during such period.

“Consolidated Income Tax Expense” for any period means the Consolidated Provision for Taxes of the Credit Parties and their Subsidiaries for such period calculated.

“Consolidated Interest Expense” means for any period the Consolidated interest expense included in a Consolidated income statement (without deduction of interest income) of the Credit Parties and their Subsidiaries for such period calculated, including without limitation or duplication (or, to the extent not so included, with the addition of):

(1)                                        the amortization of Indebtedness discounts;

(2)        any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities;

(3)        net fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

(4)        Preferred Stock dividends of the Credit Parties and their Subsidiaries (other than with respect to Redeemable Stock) declared and paid or payable;

(5)        accrued Redeemable Stock dividends of the Credit Parties and their Subsidiaries, whether or not declared or paid;

(6)         interest on Indebtedness guaranteed by the Credit Parties and their Subsidiaries; and

(7)                                        the portion of rental expense deemed to be representative of the interest factor attributable to Capital Lease Obligations.

“Consolidated Net Income” for any period means the Consolidated net income (or loss) of the Credit Parties and their Subsidiaries for such period; provided that there shall be excluded therefrom:

(1)                                        the net income (or loss) of any Person acquired by the Borrower or a Guarantor in a pooling-of-interests transaction for any period prior to the date of such transaction;

(2)                                        the net income (or loss) of any Person that is not a Guarantor except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Guarantor by such Person during such period;

(3)                                        gains or losses on Asset Dispositions by the Credit Parties and their Subsidiaries;

(4)                                        all extraordinary gains and extraordinary losses;

(5)                                        gains or losses from the early retirement or extinguishment of Indebtedness;

(6)                                        the cumulative effect of changes in accounting principles;

(7)                                        non-cash gains or losses resulting from fluctuations in currency exchange rates; and

(8)                                        the tax effect of any of the items described in clauses (1) through (6) above;

provided, further, that there shall further be excluded therefrom the net income (but not net loss) of the Insurance Subsidiary if it is subject to a restriction which prevents the payment of dividends or the making of distributions to the Borrower or a Guarantor to the extent of such restriction.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Senior Notes” shall mean the Borrower’s 4.25% Convertible Senior Notes due June 1, 2007, issued pursuant to the 2002 Senior Note Indenture.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights of the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise.

“Credit Documents” shall mean this Credit Agreement, each of the Term Notes, any Joinder Agreement, and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Credit Party” shall mean any of the Borrower or the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Term Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of their Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s, as applicable, of the Borrower’s non-credit enhanced, senior secured long term debt evidenced by the Credit Documents.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loan of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engagement Letter” shall mean the letter agreement dated September 1, 2006, addressed to the Borrower from Wachovia and the Arranger, as amended, modified or otherwise supplemented.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations under or pursuant to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability” shall mean, as of any date of determination, the amount the Borrower is entitled to borrow on such date under the Revolving Credit Agreement in accordance with the terms thereof or the amount of cash on the balance sheet of the Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.14, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14.

“Existing Credit Agreement” shall have the meaning set forth in the preamble hereto.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“FIRREA” shall mean the Financial Institutions Reform, Recovery & Enforcement Act of 1989, as amended from time to time.

“Fixtures” shall have the meaning set forth in the granting clause of the related Mortgage Instrument with respect to each Mortgaged Property.

“Flexi-Trust” shall mean the Trust established pursuant to the Flexi-Trust Agreement.

“Flexi-Trust Agreement” shall mean the Trust Agreement, effective as of April 29, 1994, between Pep Boys and Wachovia Bank, National Association, as Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Flood Hazard Property” an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days overdue) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis; subject, however, in the case of determination of compliance with the financial covenant set out in Section 5.9, to the provisions of Section 1.3.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(d)(i) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage Instrument with respect to each Mortgaged Property.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days overdue) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (m) obligations of such Person under non-compete agreements. Any funds borrowed by the Borrower against the cash surrender value of any “key-man” insurance policies (and which do not exceed such cash surrender value), which is not treated as indebtedness under GAAP shall not be deemed to be Indebtedness for purposes of this Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insurance Subsidiary” shall mean Colchester Insurance Company, a Vermont insurance corporation, and its successors and assigns.

“Intellectual Property” shall mean the Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three

(3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Term Loan which is the subject of a mandatory prepayment required pursuant to Section 2.4(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)           initially, the period commencing on the Closing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all Lenders, as selected by the Borrower in the Notice of Conversion given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)          if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)          no Interest Period shall extend beyond the Maturity Date and, further, no Interest Period shall extend beyond any principal amortization payment date with respect to the Term Loan unless the portion of the Term Loan consisting of Alternate Base Rate Loans together with the portion of the Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(v)           no more than three (3) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of Capital Stock, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Term Loan Commitment Percentage.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Term Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loan of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                                 LIBOR

1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean that portion of the Term Loan the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Maintenance Reversion Date” shall mean the date that Excess Availability has been greater than $75,000,000 for thirty (30) consecutive days.

“Mass Appraisal” shall mean an appraisal wherein the value conclusion for each Mortgaged Property is determined by adjusting the values from the 2005 Appraisals and the 2006 Appraisals for changes in market conditions as determined by extrapolating the values based on the full narrative appraised values on a representative sample of Mortgaged Properties.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of the Borrower or of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Term Notes or any other Credit Document, (c) the validity or enforceability of this Credit Agreement, any of the Term Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the economic value, useful life, utility, condition, operational capacity or functional capacity of the Mortgaged Properties taken as a whole.

“Material Contract” shall mean (a) any contract or other agreement listed on Schedule 3.24, (b) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $20,000,000 per annum, (c) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing at least $20,000,000 of the total Consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year or (d) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation of failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the date that is seven (7) years following the Closing Date.

“Minimum EBITDA Maintenance Event” shall mean the period commencing the end of any month during which Excess Availability is at anytime less than $50,000,000 and ending on a Maintenance Reversion Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust, or deed to secure debt or any amendment to mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 4.1(d)(iii) or 5.12, as the same may be amended, modified, restated, amended and restated or supplemented from time to time.

“Mortgage Title Insurance Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Mortgaged Property” shall mean any owned real property of a Credit Party with respect to which such Credit Party executes a Mortgage Instrument in favor of the Administrative Agent.

“Mortgaged Property MAE” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of the Borrower or of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Term Notes or any other Credit Document, (c) the validity or enforceability of this Credit Agreement, any of the Term Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the economic value, useful life, utility, condition, operational capacity or functional capacity of any Mortgaged Property.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition or Recovery Event, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition and (c) taxes paid or payable as a result thereof, it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Schedule 2.6.

“O&M Plans” shall mean each of the Operations and Maintenance Program Reports listed on Schedule 5.5(c).

“Obligations” shall mean, collectively, the Term Loans and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.6.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, and all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Pep Boys Subordinated Indentures” shall mean, collectively, the following (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the 2004 Senior Subordinated Note Indenture and (ii) all agreements, documents and instruments executed and/or delivered in connection with the foregoing.

“Permitted Liens” shall mean:

(a)           Liens created by or otherwise existing under or in connection with this Credit Agreement or the other Credit Documents in favor of the Lenders;

(b)           Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens;

(c)           Liens for taxes, assessments, charges or other governmental levies not yet delinquent, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that (i) adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) and (ii) to the extent such Lien affects a Mortgaged Property, no forfeiture or other enforcement action shall have been commenced with respect to such Mortgaged Property;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefore and the aggregate amount of such Liens is less than $100,000;

(e)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $500,000;

(f)            deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           Liens on assets and properties (other than Mortgaged Properties) securing Indebtedness permitted pursuant to Section 6.1(b), (d)(ii), (e) and (f);

(h)           any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(i)            Liens existing on the Closing Date and set forth on Schedule 1.1(b) provided that no such Lien shall at any time be extended to cover Collateral;

(j)            easements, encroachments, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached; and

(k)           Liens arising from precautionary UCC financing statements.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction for which financial information applicable to the transaction is available.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“REA” shall mean any construction, operation and reciprocal easement agreement, common area maintenance agreement or similar agreement (including any separate agreement or other agreement between a Credit Party and one or more other parties to a REA with respect to such REA) affecting any Mortgaged Property or portion thereof.

“Reappraisal Date” shall have the meaning set forth in Section 5.12(d).

“Recovery Event” shall mean the receipt by the Credit Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation or expropriation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their assets constituting Collateral.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable)

or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Maturity Date.

“Register” shall have the meaning set forth in Section 9.6(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Remaining Authority” means, at any time of determination, an amount equal to $40,000,000 less the amount expended by or on behalf of the Borrower to purchase shares of its Common Stock from the Closing Date through such time of determination.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of the outstanding principal amount of the Term Loan.

“Requirement of Law” shall mean, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Borrower, the Chief Executive Officer, the Chief Accounting Officer, the Chief Financial Officer and the President and (b) as to any other Credit Party, any duly authorized officer thereof.

“Restoration” shall have the meaning set forth in Section 5.14(h).

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation and (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries.

“Revolving Credit Agreement” shall mean that certain Amended and Restated Loan and Security Agreement, dated as of August 1, 2003 by and among Congress Financial Corporation, The CIT Group/Business Credit, Inc. and General Electric Capital Corporation as Co-Documentation Agents, the revolving lenders, the Borrowers (as defined therein) and the Guarantors (as defined therein), as amended by Amendment No. 1 to Amended and Restated Loan and Security Agreement dated as of October 24, 2003, Amendment No. 2 to Amended and Restated Loan and Security Agreement dated as of October 15, 2004, Amendment No. 3 to Amended and Restated Loan and Security Agreement dated as of December 2, 2004, Amendment No. 4 to Amended and Restated Loan and Security Agreement dated as of November 16, 2005, and Amendment No. 5 to Amended and Restated Loan and Security Agreement dated as of January 27, 2006 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms hereof) and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider relating to obligations, Indebtedness and liabilities of such Credit Party arising under this Credit Agreement, the Term Notes or any of the other Credit Documents, as such Hedging Agreement may be amended, restated, amended and restated, modified, supplemented or extended from time to time.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Hedging Agreement Providers.

“Security Documents” shall mean the Mortgage Instruments and all other agreements, documents and instruments (a) relating to, arising out of, or in any way connected with any of the foregoing documents, (b) granting to the Administrative Agent, Liens or security interests to secure, inter alia, the Credit Party Obligations or (c) perfecting such Liens or security interests, in each case whether now or hereafter executed and/or filed and as the same may be amended from time to time in accordance with the terms hereof.

“Senior Funded Debt” shall mean (a) all Funded Debt of the Credit Parties and their Subsidiaries to the extent any portion thereof is included as debt on the financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 5.1 hereof other than Funded Debt that is, by its terms, subordinated in right of payment to the prior payment in full of the Credit Party Obligations; provided that, the Convertible Senior Notes shall not be included in the definition of Senior Funded Debt to the extent that the Borrower has irrevocably funded to the applicable trustee the amount required to satisfy in full the Convertible Senior Notes, (b) all off-balance sheet Funded Debt of the Credit Parties and their Subsidiaries to the extent reserves are in place with respect to borrowing availability under the Revolving Credit Agreement or such availability is otherwise blocked as a result of the existence thereof, with respect to such Funded Debt and (c) all letters of credit funded under the Revolving Credit Agreement or otherwise.

“Senior Leverage Ratio” shall mean, as of the end of a fiscal quarter of the Borrower, for the Credit Parties and their Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Senior Funded Debt of the Credit Parties and their Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such four fiscal quarter period.

“Senior Leverage Ratio Target” shall mean a Senior Leverage Ratio of less than 5.00 to 1.00, as evidenced by the certificate of a Responsible Officer delivered pursuant to Section 5.2(a) hereof, which certificate shall include calculations in reasonable detail demonstrating that such target has been obtained as of the last day of the quarter then ended; provided that if such certificate proves to be inaccurate, the Applicable Percentage shall retroactively revert to the percentage set forth in clause (a) of the definition of Applicable Percentage until such time as a corrected certificate of a Responsible Officer demonstrating that such target has been obtained is provided.

“Share Repurchase Plan” shall mean the Borrower’s share repurchase plan as approved by its Board of Directors and described in the Borrower’s public announcement on September 9, 2004, pursuant to which the Borrower is authorized to expend $100,000,000 to purchase shares of its Common Stock.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Leases” shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.1(a).

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter.

“Term Loan Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Term Note” or “Term Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Lenders evidencing the portion of the Term Loan provided by any such Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, restated, amended and restated, supplemented, extended, renewed or replaced from time to time.

“Total Leverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower, for the Credit Parties and their Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such four fiscal quarter period.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States

Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all renewals thereof.

“Tranche” shall mean the collective reference to LIBOR Rate Loan whose Interest Periods begin and end on the same day.

“Transactions” shall mean the closing of this Agreement and the other Credit Documents (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.

“Type” shall mean, as to any Term Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2            Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Term Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3            Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrower delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes amend the definitions of ABL Consolidated EBITDA, ABL Interest Expense, ABL Consolidated Net Income, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Funded Debt or any provision in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or such Section (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such definition or such Section for such purpose), then the Borrower’s compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Section 1.4            Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Credit Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.5            Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1            Term Loan.

(a)           Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of THREE HUNDRED TWENTY MILLION DOLLARS ($320,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, that the Term Loan made on the Closing Date or any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b)           Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twenty-eight (28) consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
March 31, 2007	$800,000
June 30, 2007	$800,000
September 30, 2007	$800,000
December 31, 2007	$800,000
March 31, 2008	$800,000
June 30, 2008	$800,000
September 30, 2008	$800,000
December 31, 2008	$800,000
March 31, 2009	$800,000
June 30, 2009	$800,000
September 30, 2009	$800,000
December 31, 2009	$800,000
March 31, 2010	$800,000
June 30, 2010	$800,000
September 30, 2010	$800,000
December 31, 2010	$800,000
March 31, 2011	$800,000
June 30, 2011	$800,000
September 30, 2011	$800,000
December 31, 2011	$800,000
March 31, 2012	$800,000
June 30, 2012	$800,000
September 30, 2012	$800,000
December 31, 2012	$800,000
March 31, 2013	$800,000
June 30, 2013	$800,000
September 30, 2013	$800,000
Maturity Date	$298,400,000 or the remaining outstanding principal amount of the Term Loan

(c)           Interest on the Term Loan. Subject to the provisions of Section 2.5, the Term Loan shall bear interest as follows:

(i)            Alternate Base Rate Loan. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii)           LIBOR Rate Loan. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.

(d)           Term Loan Notes, Covenant to Pay. Each Lender’s Term Loan Commitment shall be evidenced, upon such Lender’s request, by a duly executed promissory note of the Borrower to such Lender in substantially the form of Schedule 2.1(d). The Borrower covenants and agrees to pay the Term Loans in accordance with the terms of this Credit Agreement and the Term Note or Term Notes.

Section 2.2            [Reserved].

Section 2.3            Fee.

The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Engagement Letter.

Section 2.4            Prepayments.

(a)           Optional Prepayments. The Borrower shall have the right to prepay the Term Loan in whole or in part from time to time; provided, however, that (i) each partial prepayment of the Term Loan shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount) and (ii) upon the prepayment of any such amount, Collateral having a fee simple fair market value based on the 2005 Appraisals and the 2006 Appraisals (or such later appraisals as may be required by the Administrative Agent to the extent the Borrower encumbers, enters into a sale-leaseback arrangement or otherwise disposes of properties not constituting Collateral with a fair market value in excess of $125,000,000), as applicable, as selected by the Borrower and approved by the Administrative Agent, shall be released on a dollar-for-dollar basis; provided that no Mortgaged Property shall be required to be partially released in order to comply with the foregoing dollar-for-dollar reduction. The Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and one Business Day irrevocable notice in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) by 11:00 A.M. on the date notice is given. Amounts prepaid under this Section shall be (i) applied ratably to the remaining principal installments thereof and (ii) applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.13, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Term Loan may not be reborrowed.

(b)           Mandatory Prepayments.

(i)            Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall prepay the Term Loan in an aggregate amount equal to the greater of (A) one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) and (B) 100% of the Allocated Payoff Amount (such prepayment to be applied as set forth in clause (iii) below);

(ii)           Recovery Event. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Recovery Event, the Borrower shall prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Recovery Event (such prepayment to be applied as set forth in clause (iii) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing and the Recovery Event (or the event giving rise to the Recovery Event) is addressed under Section 5.14, then the applicable provisions of Section 5.14 shall govern and shall dictate the rights and obligations of the Borrower.

(iii)          Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be (i) applied ratably to the remaining principal installments thereof and (ii) applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities.

(c)           Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.5            Default Rate and Payment Dates.

(a)           If all or a portion of the principal amount of the Term Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.6 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Term Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)           (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loan and 2% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Term Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Term Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).

(c)           Interest on the Term Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

Section 2.6            Conversion Options.

(a)           The Borrower may elect from time to time to convert an Alternate Base Rate Loan to a LIBOR Rate Loan by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Term Loan shall bear interest as if it were an Alternate Base Rate Loan. A LIBOR Rate Loan may only be converted to Alternate Base Rate Loan on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Term Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loan or LIBOR Rate Loans may be converted as provided herein; provided that (i) no Term Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)           Any LIBOR Rate Loan may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.6(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such LIBOR Rate Loan shall be automatically converted to an Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loan shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.7            Computation of Interest and Fees; Usury.

(a)           Interest payable hereunder with respect to any Alternate Base Rate Loan shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof Any change in the interest rate on a Term Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)           It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Term Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Term Loan under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Term Loan and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Term Loan. The right to demand payment of the Term Loan or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Term Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Term Loan so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.8            Pro Rata Treatment and Payments.

(a)           Allocation of Payments Prior to Exercise of Remedies. Unless otherwise required by the terms of this Credit Agreement, each payment under this Credit Agreement or any Term Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.3, second, to interest then due and owing hereunder and under the Term Notes of the Borrower and, third, to principal then due and owing hereunder and under the Term Notes of the Borrower. Each payment on account of any fee pursuant to Section 2.3 shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Term Loan shall be applied to such Term Loan on a pro rata basis in accordance with the terms of this Section 2.8(a). Each optional prepayment on account of principal of the Term Loan shall be applied in accordance with Section 2.4(a). Each mandatory prepayment on account of principal of the Term Loan shall be applied in accordance with Section 2.4(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.14) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.5(b)) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Term Loan Commitments shall automatically terminate and the Term Loan (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Term Loan held by such Lender bears to the aggregate then outstanding Term Loan) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.

Section 2.9            Non-Receipt of Funds by the Administrative Agent.

(a)           Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Term Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Term Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b)           Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from the Borrower hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that the Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c)           A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section shall be conclusive in the absence of manifest error.

Section 2.10         Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such

Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loan, any Term Loan that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Term Loan that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Term Loan shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.11         Illegality.

Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Term Loan, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Term Loan then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Term Loan or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.12         Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Term Note, then, in any such case, the Credit Parties shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Credit Parties shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.

(c)           The agreements in this Section shall survive the termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.13         Indemnity.

The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Term Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Term Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Term Loan hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.14         Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(a)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(b)           duly completed copies of Internal Revenue Service Form W-8ECI,

(c)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section

881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or

(d)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(e)           Treatment of Certain Refunds. If the Administrative Agent, or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Term Loan herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1            Financial Condition.

(a)           (i) The audited Consolidated balance sheets of the Borrower and its Subsidiaries as of January 31, 2004, January 29, 2005 and January 28, 2006 together with the related Consolidated statements of income or operations, and Consolidated statements of shareholders’ equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as of July 29, 2006, together with the related unaudited Consolidated statements of income or operations and Consolidated cash flows (to the extent available) for the twelve-month period ending on July 29, 2006 and (iii) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of July 29, 2006:

(A)          were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(B)           fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and

(C)           show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations required to be included in accordance with GAAP.

(b)           The projections through the fiscal year ending January, 2009 of the Borrower and its Subsidiaries delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions contained therein.

Section 3.2            No Change.

Since January 28, 2006, except as disclosed in the quarterly and annual reports filed by the Borrower with the SEC, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3            Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and is in good standing under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3.

Section 3.4            Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by any of the Credit Parties (other than those that have been obtained) or with the validity or enforceability of any Credit Document against any of the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5            No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Term Loan will not violate any Requirement of Law or any Contractual Obligation of any Credit Party (except as set forth on Schedule 3.5 and except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. No Credit Party is in default under or with respect to any of its Material Contracts in any material respect. No Default or Event of Default has occurred and is continuing.

Section 3.6            No Material Litigation.

No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or the Term Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7            Investment Company Act;  Etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate

Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8            Margin Regulations.

No part of the proceeds of the Term Loan hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9            ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10         Environmental Matters.

Except for matters which, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE:

(a)           The facilities, Collateral and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b)           The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c)           Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties and their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported, generated, treated, stored or disposed of from, on or under the Properties in violation of, or in a manner or to a location that could give rise to liability under any Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            The Credit Parties and their Subsidiaries: (i) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (ii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iii) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

Section 3.11         Use of Proceeds.

The proceeds of the Term Loan shall be used by the Borrower solely (a) to refinance certain existing Indebtedness of the Borrower and its Subsidiaries (including the Convertible Senior Notes), (b) to pay any fees and expenses associated with this Credit Agreement on the Closing Date and (c) for general corporate purposes of the Credit Parties and their Subsidiaries.

Section 3.12         Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Credit Parties as of the Closing Date. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

Section 3.13         Ownership.

Each of the Credit Parties and its Subsidiaries has title to all of its Mortgaged Properties free from any Lien other than Permitted Liens. Each of the Credit Parties and its Subsidiaries has title to all of its assets other than Mortgaged Properties subject to Permitted Liens and except for matters with respect to such assets that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.14         Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15         Taxes.

Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

Section 3.16         Intellectual Property Rights.

Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know-how and processes necessary for each of them to conduct its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person in any material respect.

Section 3.17         Solvency.

After giving effect to the Transactions, the fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the Transactions, debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.18         Investments.

All Investments of each of the Credit Parties and their Subsidiaries are permitted by Section 6.5.

Section 3.19         Location of Collateral.

Set forth on Schedule 3.19(a) is a list of all Mortgaged Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, city and state where located. Set forth on Schedule 3.19(b) is the chief executive office of each of the Credit Parties and their Subsidiaries as of the Closing Date. The state of incorporation or organization of each of the Credit Parties is as set forth on Schedule 3.3.

Section 3.20         No Burdensome Restrictions.

None of the Credit Parties and their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21         Brokers’ Fees.

None of the Credit Parties and their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Engagement Letter.

Section 3.22         Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Credit Parties and their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 hereto, or (b) has knowledge of any potential or pending strike, walkout or work stoppage. Other than as set forth on Schedule 3.22, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries that is reasonably likely to result in a Material Adverse Effect.

Section 3.23         Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 3.24         Material Contracts.

Schedule 3.24 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries in effect as of the Closing Date. Each such Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. The Credit Parties and their Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract.

Section 3.25         Insurance.

The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.25 and such insurance coverage complies with the requirements set forth in Section 5.5(b), (d) and (e).

Section 3.26         Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.27         Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Designated Senior Indebtedness” or “Senior Indebtedness” (or any similar classification) under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto and the Administrative Agent and the Lenders are entitled to rely on such subordination provisions. Except as set forth on Schedule 3.27, the incurrence of the Credit Party Obligations and the granting of Liens on the assets of the Credit Parties to secure the Credit Party Obligations is permitted by the terms of any senior note purchase agreements to which a Credit Party or any Subsidiary thereof is a party and will not require the granting of a Lien to the holder of any senior note.

Section 3.28         Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.29         Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or, to the actual knowledge of any Credit Party, their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the Term Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.30         Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties and their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.31         Mortgaged Properties.

(a)           Compliance with Laws. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, each Credit Party and each Mortgaged Property and the use thereof comply in all material respects with all applicable Requirements of Law (including with respect to the American Disabilities Act, parking and applicable zoning and land use laws, regulations and ordinances). Each Mortgaged Property is used by a Credit Party or its tenant (or other occupant) exclusively for retail use, warehouse, office use, automobile service or other lawful commercial uses and other lawful uses appurtenant or ancillary thereto. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, (i) no legal proceedings are pending or, to the knowledge of the Borrower, threatened with respect to the zoning of any Mortgaged Property, (ii) neither the zoning nor any other right to construct, use or operate any Mortgaged Property is in any way dependent upon or related to any property other than such Mortgaged Property, (iii) all certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Mortgaged Properties (collectively, the “Licenses”) have been obtained and are in full force and effect, (iv) the use being made of each Mortgaged Property is in conformity with the certificate of occupancy issued for such Mortgaged Property, if a certificate of occupancy is required, or is otherwise operating in conformity with other required approvals and (v) is in conformity with all other restrictions, covenants and conditions affecting such Mortgaged Property.

(b)           Leases. Except as set forth on Schedule 3.31(b), none of the Mortgaged Properties is subject to any lease or sublease, including any ground lease.

(c)           Utilities and Public Access; Parking. (i) Each Mortgaged Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Mortgaged Property for its intended uses, (ii) all public utilities necessary to the full use and enjoyment of each Mortgaged Property as currently used and enjoyed are located either in the public right-of-way abutting such Mortgaged Property (which are connected so as to serve the Mortgaged Property without passing over other property) or in recorded easements serving the Mortgaged Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (iii) except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, each Mortgaged Property has sufficient parking (whether by right, pursuant to an REA or pursuant to an irrevocable easement) to the extent required to comply with all Requirements of Law.

(d)           Physical Condition. The Mortgaged Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in serviceable condition, order and repair in all material respects (ordinary wear and tear excepted). Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, there exists no material structural, mold or other material defects or damages in any Mortgaged Property, as a result of a casualty or otherwise, and whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(e)           Condemnation. Except for those partial takings set forth on Schedule 3.31(e), no Condemnation or other proceeding has been commenced or, to the

Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Mortgaged Properties or for the relocation of roadways providing access to any Mortgaged Property.

(f)            Separate Lots; Assessments. Each Mortgaged Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Mortgaged Property or any portion thereof. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor are there any contemplated improvements to such Mortgaged Property that may result in such special or other assessments.

(g)           Boundaries. Except to the extent affirmatively insured over under the title policies and except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, (i) none of the Improvements which were included in determining the appraised value of the any Mortgaged Property lie outside the boundaries and building restriction lines of such Mortgaged Property to any material extent, and (ii) no improvements on adjoining properties encroach upon the such Mortgaged Property and no easements or other encumbrances upon such Mortgaged Property encroach upon any of the Improvements so as to materially affect the value or marketability of such Mortgaged Property.

(h)           Reciprocal Easement Agreements. Except for matters that, either individually or in the aggregate, could not reasonably be expected to have a Mortgaged Property MAE, neither any Credit Party nor any Subsidiary thereof is in default (nor has any notice been given or received with respect to any alleged or current default) under any of the terms and conditions of a REA, and each REA remains unmodified and in full force and effect. To the Credit Parties’ knowledge, all easements granted pursuant to any REA that were to have survived the site preparation and completion of construction (to the extent the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise. All material sums due and owing by a Credit Party to other parties to any REA (or, to the Credit Parties’ knowledge, by the other parties to each REA to a Credit Party) pursuant to the terms of such REA (including, without limitation, all sums, charges, fees, assessments, costs and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities) have been paid, and no Lien has attached on any Mortgaged Property (or threat thereof has been made) for failure to pay any of the foregoing.

(i)            No Flood Hazard Properties. No Mortgaged Property is a Flood Hazard Property unless flood insurance acceptable to Administrative Agent has been provided for such Mortgaged Property.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1            Conditions to Closing Date.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make its portion of the Term Loan on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)           Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Lender requesting a note, a Term Loan Note, (iii) counterparts of each Mortgage Instrument, in each case conforming to the requirements of this Credit Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, and (iv) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.

(b)           Corporate Documents. The Administrative Agent shall have received a (i) certificate for each Credit Party, certified by an officer of such Credit Party as of the Closing Date, certifying that the (A) articles of incorporation, partnership agreement or other charter documents of such Credit Party, and (B) the bylaws or other operating agreement of such Credit Party, which were delivered to the Administrative Agent in connection with the closing of the Existing Credit Agreement, have not been rescinded or modified, have been in full force and effect since the closing date of the Existing Credit Agreement and are in full force and effect as of the Closing Date, (ii) resolutions of the board of directors or other comparable governing body of such Credit Party approving and adopting the Credit Documents, the transactions contemplated herein and authorizing the execution and delivery hereof, (iii) copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (iv) an incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)           Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents and Material Contracts).

(d)           Real Property Collateral. The Administrative Agent shall have received, to the extent not already received in connection with the Existing Credit Agreement, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)            to the extent required by the Administrative Agent, searches of Uniform Commercial Code filings in each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)           completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(iii)          fully executed and notarized Mortgage Instruments encumbering the Mortgaged Properties listed on Schedule 3.19(a);

(iv)          with respect to each Mortgaged Property listed in Schedule 3.19(a), a Mortgage Title Insurance Policy assuring the Administrative Agent that the Mortgage Instrument with respect to such Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Title Insurance Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(v)           evidence as to (A) whether any Mortgaged Property listed in Schedule 3.19(a) is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (y) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;

(vi)          except as set forth in Section 5.15, maps or plats of an as-built survey of the sites of the Mortgaged Properties listed in Schedule 3.19(a) certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated the original date the survey was created and the day of the last revision by American National Surveyors, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1999, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

(vii)         pollution and remediation legal liability insurance covering legal expenses, remediation costs and loss of value for all owned Mortgaged Properties listed in Schedule 3.19(a) relating to environmental issues on, under or emanating from the Property in such reasonable amounts as requested by the Administrative Agent;

(viii)        opinions of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located; and

(ix)           a Mass Appraisal by Cushman & Wakefield for each owned Mortgaged Property not previously pledged as Collateral under the Existing Credit Agreement, in form and substance satisfactory to the Administrative Agent (the “2006 Appraisals”).

(e)           Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee, mortgagee and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(f)            Litigation. There shall not exist (i) any material pending or threatened litigation, injunction, order or claim (A) which could have a material adverse effect on the business, properties, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) or (B) with respect to this Agreement or the other Credit

Documents, or (ii) any pending or threatened bankruptcy or insolvency with respect to the Borrower or any of its Subsidiaries, in each case that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(g)           Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, taken as a whole, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(g) hereto.

(h)           Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1(a) hereto.

(i)            Corporate Structure. The number of shares of each class of Capital Stock issued and outstanding and the ownership thereof of the Credit Parties and their Subsidiaries as of the Closing Date shall be as described in Schedule 3.12. The Administrative Agent shall be reasonably satisfied with the legal, tax, accounting, business, regulatory and other matters relating to the Transactions or to the Credit Parties and their Subsidiaries after giving effect thereto.

(j)            Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

(k)           Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(l)            Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to Credit Parties or any of their Subsidiaries.

(m)          Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full (or discharged in accordance with their respective terms) and all security interests related thereto shall be terminated on the Closing Date; provided that the Convertible Senior Notes shall be terminated on or prior to the Closing Date or the Borrower shall have irrevocably funded, on or prior to the Closing Date, to the applicable trustee the amount required to satisfy in full the Convertible Senior Notes on terms and conditions reasonably satisfactory to the Administrative Agent.

(n)           Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(o)           No Material Adverse Change. Since January 29, 2006, there has been no material adverse change in the business, properties, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) and there shall not have occurred any material disruption or material adverse change in the financial, banking or capital markets (including the loan syndication market) that has impaired or would impair the Arranger’s ability to syndicate the facilities.

(p)           Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date stating that (i) to the knowledge of any Credit Party, there is no action, suit, investigation, litigation or proceeding pending or ongoing in any court or before any other Governmental Authority that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in pro forma compliance with the initial financial covenant set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenant on a schedule to such certificate) as of the last day of the month immediately preceding the Closing Date and (iii) each of the conditions precedent in Sections 4.1 have been satisfied.

(q)           Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of the Borrower as true and complete, of all Material Contracts, together with all exhibits and schedules.

(r)            Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 9.18) including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

(s)           Debt Ratings. The Term Loan shall have received Debt Ratings from S&P and Moody’s.

(t)            Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Engagement Letter and Section 2.3.

(u)           Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until no Term Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1            Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)           Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-K for any fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrower and its consolidated Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification and without any other material qualification or exception; provided, however, if the Administrative Agent or any Lender requires such delivery through any means other than filing such financial statements with the SEC, such delivery by other means shall occur not later than five (5) days following such filing with the SEC;

(b)           Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower and (ii) forty-five (45) days after the end of each fiscal quarter of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such period and related Consolidated and consolidating statements of income and retained earnings and of cash flows for the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments); provided, however, if the Administrative Agent or any Lender requires such delivery through any means other than filing such financial statements with the SEC, such delivery by other means shall occur not later than five (5) days following such filing with the SEC; and

(c)           Annual Operating Budget and Cash Flow. Within five (5) days of approval by the Board of Directors of the Borrower, but in any event within sixty (60) days of the Borrower’s fiscal year end, a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter periods prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

except for projections provided in accordance with subsection (c) above, all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2            Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) a certificate of a Responsible Officer substantially in the form of Schedule 5.2(a)(i) stating that, to the best of such Responsible Officer’s knowledge, none of the Credit Parties has obtained knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail (A) required to indicate compliance with Section 5.9 as of the last day of such period and (B) determining the Senior Leverage Ratio as of the last day of such period to the extent the Senior Leverage Ratio meets the Senior Leverage Ratio Target and (ii) a Collateral Value Report substantially in the form of Schedule 5.2(a)(ii).

(b)           concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.12 if the Borrower or any of its Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 was last updated, as applicable and (ii) an updated copy of Schedule 3.24 if any new Material Contract has been entered into since the Closing Date or since Schedule 3.24 was last updated, as applicable, together with a copy of each new Material Contract and (iii) an updated copy of Schedule 3.25 if the Borrower or any of its Subsidiaries has altered or acquired any insurance policies since the Closing Date in any material respect;

(c)           within ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Dispositions and acquisitions that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year; and

(d)           promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3            Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) its taxes (Federal, state, local and any other taxes), (b) its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount to be paid, discharged or otherwise satisfied is less than $5,000,000 or when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties. The Borrower and its Subsidiaries shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Mortgaged Property (other than Permitted Liens), and shall promptly pay for all utility services provided to the Mortgaged Properties, except to the extent failure to pay such utility services could not reasonably be expected to have a Mortgaged Property MAE.

Section 5.4            Conduct of Business and Maintenance of Existence.

(a) Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; (b) comply in all material respects with all Material Contracts; (c) comply with all Requirements of Law applicable to it except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Credit Documents. The Borrower shall at all times maintain, preserve and protect all franchises and material trade names used in connection with the operation of the Mortgaged Properties.

Section 5.5            Maintenance of Property; Insurance.

(a)           Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)           Maintain with financially sound and reputable insurance companies having a claims paying ability rating of “A-” or better by S&P and Moody’s (or such other rating agencies acceptable to the Administrative Agent) liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such casualty, property and liability insurance, as applicable.

(c)           Cause the Mortgaged Properties to be maintained in a good and safe condition and repair (excepting customary and ordinary wear and tear) and in accordance with the O&M Plans. The Improvements and the Fixtures shall not be removed, demolished or materially altered (except for replacement of the Fixtures in the ordinary course of business) without the prior written consent of Administrative Agent; provided that, the Credit Parties shall have the right to improve any Mortgaged Property so long as the economic value, useful life, utility, condition, operational capacity and functional capacity of such Mortgaged Property is not decreased or diminished by such improvement. If under applicable zoning provisions the use of all or any portion of any Mortgaged Property is or shall become a nonconforming use, the Credit Parties will not knowingly and intentionally cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Administrative Agent. The Credit Parties will not commit or suffer any waste of the Mortgaged Properties or take any action that invalidates or causes the cancellation of any insurance policy with respect to the Mortgaged Properties, or do or permit to be done on any Mortgaged Property anything that may in any way materially impair the value of such Mortgaged Property or the Lien on such Mortgaged Property (except for Permitted Liens). Subject to the rights of others under Permitted Liens, the Credit Parties will not, without the prior written consent of Administrative Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Mortgaged Property, regardless of the depth thereof or the method of mining or extraction thereof.

(d)           The Credit Parties shall obtain and maintain, or cause to be maintained, at all times insurance for the Credit Parties and each Mortgaged Property providing at least the following coverages:

(i)            comprehensive “all risk” insurance on the Improvements and the Fixtures, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Fixtures waiving all co-insurance provisions; (C) providing for no deductible or self-insured retention in excess of $500,000 for all such insurance coverage; and (D) if any of the Improvements or the use of the Mortgaged Property shall at any time constitute “legal nonconforming” structures or uses, providing coverage for contingent liability from operation of building laws, demolition costs and increased cost of construction endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Credit Parties shall obtain: (x) windstorm insurance in amounts and in form and substance acceptable to the Administration Agent; (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Administrative Agent in the event the Mortgaged Property is located in an area with a high degree of seismic risk;

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Mortgaged Property, with such insurance (A) to be in an amount reasonably acceptable to the Administrative Agent; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors and (4) blanket contractual liability;

(iii)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Mortgaged Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Mortgaged Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)          workers’ compensation, subject to applicable statutory limits, and employer’s liability insurance in respect of any work or operations on or about the Mortgaged Property, or in connection with such Mortgaged Property or its operation (if applicable); and

(v)           pollution and remediation legal liability insurance covering legal expenses, remediation costs and loss of value for all Mortgaged Properties relating to environmental issues on, under or emanating from the Mortgaged Property in such reasonable amounts as requested by the Administrative Agent; provided that (A) such insurance shall be (1) not less than $5,000,000 per Mortgaged Property per occurrence and (2) not less than $25,000,000 in the aggregate and (B) no deductible shall be in excess of $250,000.

(e)                                  All insurance policies provided for in Section 5.5 shall contain clauses or endorsements to the effect that:

(i)                                     no act or negligence of any Credit Party, or anyone acting for any Credit Party, or any other tenant or other occupant, or failure to comply with the provisions of any insurance policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;

(ii)                                  the insurance policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Administrative Agent and any other party named therein as an additional insured;

(iii)                               the issuers thereof shall give written notice to Administrative Agent if the insurance policies have not been renewed thirty (30) days prior to its expiration; and

(iv)                              the Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

(f)                                    If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to the Credit Parties, to take such action as the Administrative Agent deems necessary to protect its interest in any Mortgaged Property, including, without limitation, obtaining such insurance coverage as Administrative Agent in its sole discretion deems appropriate. All premiums incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Credit Parties to the Administrative Agent upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the default rate set forth in Section 2.5.

(g)                                 Comply with all of the material terms and conditions in each REA.

Section 5.6                                   Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent (at the request of any Lender or otherwise) to visit and inspect any Mortgaged Property or any other property where books and records are located and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

Section 5.7                                   Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)                                  promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b)                                 promptly, any default or event of default under any Material Contract of any Credit Party or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000;

(c)                                  promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000, (ii) affecting or with respect to this Credit Agreement, any other Credit Document or any security interest or Lien created thereunder or (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Mortgaged Property MAE;

(d)                                 any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e)                                  any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

(f)                                    as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g)                                 promptly, any notice of violation of any Requirement of Law received by a Credit Party from any Governmental Authority (including, without limitation, any notice of violation of Environmental Laws) to the extent such violation could result in a fine, penalty or other liability in excess of $75,000;

(h)                                 any (i) notice that any Governmental Authority has revoked or is likely to revoke any Environmental Permit held by, or has refused to issue or renew, or is likely to refuse to issue or renew, any Environmental Permit sought by, the Borrower or any of its Subsidiaries to the extent such revocation, non-renewal or refusal to issue could reasonably be expected to have a Mortgaged Property MAE; (ii) listing or proposal for listing any property owned, leased, or operated by the Borrower or any of its Subsidiaries on, any list maintained by any Governmental Authority for possible environmental investigation or remediation, including without limitation the National Priorities List and the Comprehensive Environmental Response, Compensation and Liability Information System list maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority; or (iii) development, event or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to have a Mortgaged Property MAE; and

(i)                                     promptly, any other development or event which could reasonably be expected to have a Mortgaged Property MAE.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof

Section 5.8                                   Environmental Laws.

(a)                                  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)                                  Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Term Loan Commitments and the Credit Documents.

Section 5.9                                   Financial Covenant.

Comply with the following financial covenant:

Minimum EBITDA. (a) As of the end of any month during which a Minimum EBITDA Maintenance Event has occurred and is continuing or (b) upon the occurrence of the fourth Minimum EBITDA Maintenance Event during the term of this Agreement and until the end of the term of this Agreement, the Borrower and its Subsidiaries (inclusive of the Insurance Subsidiary) shall have ABL Consolidated EBITDA for the twelve (12) consecutive months then ended of at least $170,000,000.

Section 5.10                            Additional Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than the Insurance Subsidiary to the extent such Subsidiary is engaged in the insurance business and is regulated by the relevant Governmental Authority), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Capital Stock of any other Person. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 (b)-(e), (t) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11                            Compliance with Law.

Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12                            Pledged Collateral; Substitutions; Releases.

(a)                                  Collateral Value Test. From the Closing Date until the Maturity Date, cause Properties with a Collateral Value (as of the most recent appraisals) of at least 2.0 times the principal amount of the then outstanding Term Loan to be, at all times, subject to a valid, first priority perfected Lien, in favor of the Administrative Agent on behalf of the Lenders, granted by the Credit Parties; provided that (i) the Mortgaged Properties shall at all times consist of Properties with a Collateral Value (as of the most recent appraisals) of at least $150,000,000 and (ii) Mortgaged Properties that are vacant or otherwise non-operational or that are being altered, renovated or refurbished at any one time (excluding minor alterations and upkeep) (A) shall not represent more than 15% of the total number of Mortgaged Properties at any time and (B) together with the Mortgaged Properties subject to a lease or sublease (other than those set forth on Schedule 3.31(b)) in accordance with the terms of Section 6.4(d), shall not represent more than 25% of the total number of Mortgaged Properties at any time. If at any time there exists a deficiency in the amount of the Collateral required to be delivered pursuant to this Section, the Borrowers shall within forty-five (45) days, deliver additional Properties as Collateral to secure the Credit Party Obligations in an aggregate amount sufficient to eliminate such deficiency. The Borrower and its Subsidiaries will deliver the Collateral and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of the Borrower and any applicable Subsidiaries, favorable opinions of counsel to the Borrower and such Subsidiaries (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder), and other items of the types required to be delivered by the Administrative Agent all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)                                 Substitution or Release of Collateral. Notwithstanding the foregoing, so long as no Default or Event of Default exists or would otherwise result therefrom, the Borrower shall be permitted from time to time to (i) substitute additional Properties reasonably satisfactory to the Administrative Agent (collectively, the “Substituted Properties”) as Collateral for Properties previously pledged as Collateral; provided, that, the Collateral Value of all Substituted Properties shall not exceed fifteen percent (15%) of the Collateral Value of all Mortgaged Properties, in each case as determined at the time of any such substitution by the 2005 Appraisals, the 2006 Appraisals or such later appraisals as may be required by the Administrative Agent, as applicable, and/or (ii) request that certain Collateral be released so long as, prior to any release of Collateral, the Borrower shall deliver to the Administrative Agent an updated Collateral Value Report demonstrating, to the satisfaction of the Administrative Agent, that after giving effect to such release (and any new Collateral pledged in substitution therefor) the Collateral Value shall be greater than or equal to 2.0 times the principal amount of the then outstanding Term Loan. In connection with the delivery of additional Collateral, the Credit Parties shall comply with the requirements set forth in Subsection (a) hereof. To the extent the Borrower requests the release of certain Collateral in accordance with the terms hereof, then the Administrative Agent shall promptly release Collateral, at the expense of the Borrower.

(c)                                  New Appraisals. Have each Mortgaged Property be subject to a Mass Appraisal by a nationally recognized appraisal firm no less frequently than every 20 months after the later of (i) January 27, 2006 and (ii) the date of the last Mass Appraisal or new market value appraisal of such Mortgaged Property (the “Reappraisal Date”). The Mass Appraisal shall conform with FIRREA guidelines and shall have the form of a “mass appraisal” as set forth in the USPAP guidelines.  The Mass Appraisal shall contain both a “fair market value” and a “dark value” for each of the Mortgaged Properties.  The “fair market value” shall be determined based on both (i) then current sales of similarly sized properties in similar markets and (ii) then current market rental rates for comparable properties, capped at then prevailing cap rates for similar credits.  The “dark value” shall be determined by adjusting the fair market value down for (A) rent loss during the re-leasing period, (B) anticipated tenant improvements, (C) leasing commissions at market rates and (D) holding costs during the re-leasing period.  The representative sample shall include both the highest and lowest performing Mortgaged Properties and shall have similar geographic concentrations to that of the larger Mortgaged Property pool. In addition to the foregoing requirements of this Section 5.12(e), to the extent (i) the Borrower encumbers, enters into sale leaseback arrangements with respect to or otherwise disposes of Properties not constituting Collateral with a fair market value in excess of $125,000,000 and (ii) a period of at least one year has elapsed since the date of the last Mass Appraisal, then the Borrower must provide new market value appraisals for the Mortgaged Properties then constituting Collateral; provided that to the extent the Borrower is not required to deliver new market value appraisals at the time the Borrower encumbers, enters into sale leaseback arrangements with respect to or otherwise disposes of Properties not constituting Collateral with a fair market value in excess of $125,000,000, then the Borrower shall deliver new market value appraisals upon the next Reappraisal Date.

Section 5.13                            [Reserved].

Section 5.14                            Casualty and Condemnation.

(a)                                  If the Borrower has knowledge of a Casualty or a Condemnation of a Mortgaged Property or any interest therein, the Borrower, within fifteen (15) days of obtaining such knowledge, shall give notice thereof to the Administrative Agent generally describing the nature and extent of such Casualty or Condemnation.

(b)                                 To the extent a Casualty or Condemnation occurs at such time that (i) a Default has occurred and is continuing, any condemnation proceeds, award, compensation or insurance proceeds received by the Borrower shall be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall be retained by the Administrative Agent) as security for the Credit Party Obligations and shall not be available under this Section 5.13 to the Borrower until the Default has been cured and all Credit Party Obligations are made fully current and (ii) an Event of Default has occurred and is continuing, any condemnation proceeds, award, compensation or insurance proceeds shall be paid to the Administrative Agent (or if otherwise paid to the Administrative Agent shall be retained by the Administrative Agent) as security for the Credit Party Obligations and shall be subject to application pursuant to the remedies available to the Administrative Agent and the Lenders under this Agreement and at law.

(c)                                  If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Casualty affecting greater than fifty percent (50%) of the appraised value for such Mortgaged Property pursuant to the 2005 Appraisals, the 2006 Appraisals, or such later appraisals as may be required by the Administrative Agent, as applicable, the Borrower at its option shall either:

(i)                                     replace such Mortgaged Property in accordance with Section 5.12 with a Substituted Property having the same, superior or greater remaining economic value, useful life, utility, condition, operational capacity and functional capacity to that which existed for such Mortgaged Property then being replaced immediately prior to such Casualty (assuming all maintenance and repair standards have been satisfied); or

(ii)                                  prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Allocated Payoff Amount with respect to such Mortgaged Property.

Upon satisfaction of all obligations in connection with subsection (i) or (ii), as applicable, then the Administrative Agent shall cause the applicable Mortgaged Property to be released from the Collateral and the Net Cash Proceeds associated with such Mortgaged Property shall be returned to the Borrower.

(d)                                 If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Casualty affecting less than or equal to fifty percent (50%) of the appraised value for such Mortgaged Property pursuant to the 2005 Appraisals, the 2006 Appraisals, or such later appraisals as may be required by the Administrative Agent, as applicable, the Borrower at its option shall either:

(i)                                     replace such Mortgaged Property in accordance with Section 5.12 with a Substituted Property having the same, superior or greater remaining economic value, useful life, utility, condition, operational capacity and functional capacity to that which existed for such Mortgaged Property then being replaced immediately prior to such Casualty (assuming all maintenance and repair standards have been satisfied);

(ii)                                  prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Allocated Payoff Amount with respect to such Mortgaged Property; or

(iii)                               perform a Restoration in accordance with Section 5.14(h); provided that no more than five (5) Mortgaged Properties may be in the process of Restoration as a result of a Casualty at any one time.

To the extent the Borrower elects either of the options described in the foregoing subsections (i) or (ii) and the Administrative Agent confirms satisfaction of all obligations in connection with subsection (i) or (ii), as applicable, then the Administrative Agent shall cause the applicable Mortgaged Property to be released from the Collateral and the Net Cash Proceeds associated with such Mortgaged Property shall be returned to the Borrower.

(e)                                  If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Condemnation which materially impairs the economic value, useful life, utility, condition, operational capacity or functional capacity of such Mortgaged Property from that which existed immediately prior to such Condemnation (assuming all maintenance and repair standards have been satisfied), the Borrower at its option shall either:

(i)                                     replace such Mortgaged Property in accordance with Section 5.12 with a Substituted Property having the same, superior or greater remaining economic value, useful life, utility, condition, operational capacity and functional capacity to that which existed for such Mortgaged Property then being replaced immediately prior to such Condemnation (assuming all maintenance and repair standards have been satisfied); or

(ii)                                  prepay the Term Loan in an aggregate amount equal to one hundred percent (100%) of the Allocated Payoff Amount allocable to such Mortgaged Property.

Upon satisfaction of all obligations in connection with subsection (i) or (ii) above, as applicable, then the Administrative Agent shall cause the applicable Mortgaged Property to be released from the Collateral and the Net Cash Proceeds associated with such Mortgaged Property shall be returned to the Borrower.

(f)                                    If no Default or Event of Default has occurred and is continuing and any Mortgaged Property suffers a Condemnation which does not materially impair the economic value, useful life, utility, condition, operational capacity or functional capacity of such Mortgaged Property from that which existed immediately prior to such Condemnation (assuming all maintenance and repair standards have been satisfied), the Borrower shall cause the Net Cash Proceeds in excess of $250,000 to be paid to the Administrative Agent for application to the prepayment in part of the Term Loan in accordance with Section 2.4(b)(iii).

(g)                                 The Borrower may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Casualty or Condemnation and shall pay all expenses thereof. At the Borrower’s reasonable request, and at the Borrower’s sole cost and expense, the Administrative Agent shall participate in any such proceeding, action, negotiation, prosecution or adjustment. The Administrative Agent and the Borrower agree that this Agreement shall control the rights of the Administrative Agent and the Borrower in and to any such award, compensation or insurance payment.

(h)                                 In the event of a Casualty under Section 5.14(d), to the extent the Borrower does not elect to either (i) prepay one-hundred percent (100%) of the Allocated Payoff Amount allocable to such Mortgaged Property or (ii) replace the Mortgaged Property with a Substituted Property pursuant to Sections 5.12 and 5.14(d), the Borrower shall, within one hundred and eighty (180) days of such Casualty or as soon thereafter as shall be reasonably practicable, commence such repair or replacement within such period, and thereafter diligently prosecute such repair or replacement of the Mortgaged Property to the same or greater economic value, remaining useful life, utility, condition, operation and function as existed immediately prior to such Casualty (“Restoration”).

(i)                                     Any award, compensation or proceeds in respect of any Casualty (collectively, as used in this Section 5.14(h), “proceeds”) in excess of $500,000 shall be turned over to the Administrative Agent (or at the Administrative Agent’s election, to a trustee or escrow agent who shall be selected by the Administrative Agent and whose fees shall be paid by the Borrower); provided that the Borrower shall be entitled to keep any such award, compensation or proceeds to the extent the Borrower delivers evidence reasonably satisfactory to the Administrative Agent that such amounts were previously applied to the Restoration of the affected Mortgaged Property. At the Borrower’s reasonable request, the Administrative Agent will deposit any proceeds held by it for Restoration into an interest-bearing account which is backed directly or indirectly by the full faith and credit of the United States government over which the Administrative Agent has sole possession, authority and control, and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.

(ii)                                  Any such proceeds held by the Administrative Agent for Restoration of any Mortgaged Property shall be made available to the Borrower upon its request (but no more frequently than once a month) as the Restoration progresses.

(iii)                               Prior to the disbursement of Restoration proceeds, the Borrower shall have delivered to the Administrative Agent the following:

(A)                              evidence reasonably satisfactory to the Administrative Agent of the estimated cost of Restoration;

(B)                                evidence reasonably satisfactory to the Administrative Agent of additional funds from the Borrower in excess of the proceeds sufficient to complete and fully pay for the entire unpaid cost of the Restoration, free and clear of all Liens or claims of Lien; and

(C)                                such architect’s certificates, waivers of lien, contractor’s sworn statements, plats of survey and such other evidence of cost, payment and performance as the Administrative Agent may reasonably require and approve;

provided, no payment made prior to the final completion of Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time, as such value shall be determined by the Administrative Agent in its reasonable judgment.

Any surplus which may remain out of the proceeds held by the Administrative Agent after payment of all costs of the Restoration shall be paid to, and retained by the Borrower.

(i)                                     In no event shall a Casualty or Condemnation affect the Borrower’s obligation to pay the Credit Party Obligations in accordance with the terms of this Agreement.

Section 5.15                            Further Assurances; Real Property Documents.

(a)                                  Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower or any Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(b)                                 Real Property Documents.     Within 180 days of the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received maps or plats of as-built surveys of the sites of the Mortgaged Properties listed in Schedule 5.15, which surveys shall comply with the requirements set forth in Section 4.1(d)(vi); provided that if an Event of Default occurs as a result of the failure of the Credit Parties to delivery a survey for one or more Mortgaged Properties pursuant to this Section, such Event of Default may be subject to cure in accordance with the terms of Section 7.2.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until no Term Note remains outstanding and unpaid and the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:

Section 6.1                                   Indebtedness.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness and Synthetic Leases, except:

(a)                                  Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b)                                 Indebtedness and Synthetic Leases of the Credit Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding (or committed lines) as of the date of such renewal, refinancing or extension; provided that with respect to Subordinated Debt permitted by this Section 6.1(b), the Borrower (A) may refinance such Indebtedness with similar issuances of Subordinated Debt having a maturity that is after the Maturity Date and on terms and conditions satisfactory to the Administrative Agent and (B) may not refinance such Indebtedness with issuances of senior Indebtedness until such time as the Borrower shall have achieved a Total Leverage Ratio of less than 3.50 to 1.0 on a Pro Forma Basis after giving effect to any such issuance;

(c)                                  Unsecured intercompany Indebtedness among the Credit Parties; provided that any such Indebtedness shall be fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;

(d)                                 Indebtedness and obligations owing under (i) Secured Hedging Agreements and (ii) swap agreements, cap agreements, collar agreements, exchange agreements futures or forward hedging contracts or similar contractual arrangements intended to protect a Person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other chemical products used or produced in the business of the Borrower; provided, that, with respect to the arrangements described in clause (ii) hereof, such arrangements are (A) with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, (B) are not for speculative purposes and (C) are unsecured or secured by assets or property other than Collateral;

(e)                                  Guaranty Obligations in respect of Indebtedness and Synthetic Leases of a Credit Party to the extent such Indebtedness and Synthetic Leases are permitted to exist or be incurred pursuant to this Section 6.1;

(f)                                    other secured Indebtedness and Synthetic Leases of the Credit Parties and their Subsidiaries which does not exceed $250,000,000 in the aggregate at any time outstanding; provided that such Indebtedness shall not be secured by any Mortgaged Property; and

(g)                                 other unsecured Indebtedness of the Credit Parties and their Subsidiaries which does not exceed $150,000,000 in the aggregate at any time outstanding.

Section 6.2                                   Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its Property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3                                   Nature of Business.

The Credit Parties and their Subsidiaries shall not engage in any business other than the business of the Credit Parties and their Subsidiaries on the date hereof and any business reasonably related, ancillary or complimentary thereto.

Section 6.4                                   Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly,

(a)                                  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that any Credit Party may merge with and into or consolidate with any other Credit Party; provided, that, each of the following conditions is satisfied as determined by the Administrative Agent: (i) the Administrative Agent shall have received not less than five (5) days’ prior written notice of the consummation of any merger or consolidation of such Credit Party to so merge or consolidate and such information with respect thereto as the Administrative Agent may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing, (iii) the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall expressly confirm, ratify and assume the Credit Party Obligations and the Credit Documents to which it is a party in writing, in form and substance reasonably satisfactory to the Administrative Agent, and execute and deliver such other agreements, documents and instruments as the Administrative Agent may request in connection therewith, (v) the surviving entity of a merger between the

Borrower and a Guarantor shall be the Borrower, and (vi) each Credit Party shall ratify and confirm that its guarantee of the Credit Party Obligations shall apply to the Credit Party Obligations as assumed by such surviving entity; or

(b)                                 sell, assign, transfer, abandon or otherwise dispose of any Capital Stock, Indebtedness or assets to any other Person, except for:

(i)                                     sales of Inventory and rendition of services in the ordinary course of business;

(ii)                                  the sale or other disposition of equipment so long as, as of the date of such sale and after giving effect thereto, no Event of Default or Default shall exist or have occurred;

(iii)                               the issuance and sale by the Borrower of its Capital Stock after the date hereof; provided, that, (A) the Borrower shall not be required to pay any cash dividends or repurchase or redeem its Capital Stock or make any other payments in respect thereof, except to the extent such dividends, or repurchases or redemptions are otherwise permitted under Section 6.10 hereof, (B) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of the Borrower to request or receive Loans or Letters of Credit or the right of the Borrower to amend or modify any of the terms and conditions of this Credit Agreement or any of the other Credit Documents or otherwise in any way relate to or affect the arrangements of the Borrower with the Administrative Agent and Lenders or are more restrictive or burdensome to the Borrower than the terms of any Capital Stock of the Borrower in effect on the date hereof and (C) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing;

(iv)                              in addition to the issuance of Capital Stock permitted in Section 6.4(b)(ii) above, the issuance of Capital Stock of any Credit Party consisting of common stock pursuant to a stock option plan or 401(k) plan of such Credit Party for the benefit of its employees, directors and consultants; provided, that, in no event shall such Credit Party be required to issue, or shall such Credit Party issue, Capital Stock pursuant to such stock option plan or 401(k) plan which would result in a Change of Control or other Event of Default;

(v)                                 the termination of any Hedging Agreement;

(vi)                              the Credit Parties and their Subsidiaries may encumber (to the extent permitted by Section 6.2), sell, enter into sale-leaseback agreements (to the extent permitted by Section 6.12) or otherwise dispose of Properties, in each case for fair market value, which are not Collateral (a) with a fee simple fair market value of $125,000,000 in the aggregate or less and (b) subject to Section 5.12, with a fee simple fair market value of greater than $125,000,000 in the aggregate; and

(vii)                           the Borrower may sell the Collateral for fair market value so long as the Borrower complies with the provisions of Sections 2.4(b)(i) and 5.12.

(c)                                  wind up, liquidate or dissolve except that any Subsidiary of the Borrower or a Guarantor may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied:  (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any Requirement of Law in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust, or other agreement or instrument to which the Borrower, such Guarantor or such Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with all Requirements of Law, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to the Borrower, a Guarantor or in the case of a Subsidiary which is not a Borrower or Guarantor, to the Borrower, a Guarantor or another Subsidiary (which is not a Borrower or Guarantor) free and clear of any Liens, restrictions or encumbrances other than the security interests and Liens of the Administrative Agent or other Permitted Liens or restrictions or encumbrances expressly permitted hereunder (and the Administrative Agent shall have received such evidence thereof as the Administrative Agent may require), (iv) the Administrative Agent shall have received copies of all documents and agreements of such Subsidiary to be filed with any Governmental Authority or otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Credit Party shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the Person which is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder or such obligations or liabilities are not prohibited under this Credit Agreement or any of the other Credit Documents, (vi) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, (vii) the Administrative Agent shall have received copies of such deeds, assignments or other agreements as the Administrative Agent may reasonably request to evidence and confirm the transfer of such assets from the Subsidiary which is liquidating to the transferee, and (viii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(d)                                 lease or sublease Mortgaged Properties that (i) represent more than 15% of the total number of Mortgaged Properties (other than those set forth on Schedule 3.31(b)) at any time and (ii) together with the Mortgaged Properties that are vacant or otherwise non-operational or that are being altered, renovated or refurbished at any one time (excluding minor alterations and upkeep) in accordance with the terms of Section 5.12(a), represent more than 25% of the total number of Mortgaged Properties at any time; provided that the Credit Parties shall promptly (but in any event within five (5) Business Days after the execution and delivery of such lease or sublease) notify the Administrative

Agent of any lease or sublease of a Mortgaged Property and any such lease or sublease (A) shall be on market terms and at market rents, (B) shall in no way diminish the fair market value or useful life of such Mortgaged Property, (C) shall not release any Credit Party from its obligations under the Mortgaged Instrument with respect to such Mortgaged Property, (D) shall be expressly subject and subordinate to the Mortgaged Instrument with respect to such Mortgaged Property and (E) shall be subject to a subordination, non-disturbance and attornment agreement to the extent requested by the Borrower or the Administrative Agent and consented to by the Administrative Agent (such consent not to be unreasonably withheld), which agreement shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent; or

(e)                                  agree to do any of the foregoing (unless such agreement has been consented to in writing by the Administrative Agent or includes as a condition to the effectiveness of such agreement that the Administrative Agent’s consent thereto be obtained).

Section 6.5                                   Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 investments in cash or Cash Equivalents;

(c)                                  loans by the Borrower to any other Credit Party after the date hereof; provided, that, as to any such loan, (i) each month the Borrower shall provide to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) as of the date of any such loan and after giving effect thereto, the Borrower shall be Solvent; and (iii) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(d)                                 any guaranties by any Credit Party or other assumptions or endorsements of Indebtedness constituting permitted Indebtedness under Section 6.1 hereof;

(e)                                  loans by a Guarantor or a Subsidiary of the Borrower that is not a Guarantor (the “intercompany lender”) to the Borrower or a Guarantor (the

“intercompany borrower”) after the date hereof, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of the Administrative Agent and the Lenders to receive the prior final payment and satisfaction in full of all of the Credit Party Obligations on terms and conditions acceptable to the Administrative Agent, (ii) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of the intercompany borrower to the prior final payment and satisfaction in full of all of the Credit Party Obligations, duly authorized, executed and delivered by the intercompany lender and the intercompany borrower, (iii) the intercompany borrower shall not directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, and (iv) each month the Borrower shall provide to the Administrative Agent a report in form and substance satisfactory to the Administrative Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month;

(f)                                    loans by any Subsidiary of a Credit Party (other than a Guarantor) to any other Subsidiary of a Credit Party (other than the Borrower or Guarantor);

(g)                                 the formation or acquisition by a Credit Party after the date hereof of one or more Subsidiaries incorporated or organized under the laws of any State of the United States of America; provided, that: (i) such Credit Party shall cause any such Subsidiary to execute and deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, (A) a Joinder Agreement in accordance with the terms of Section 5.10, (B) a mortgage instrument granting to Agent for itself and the ratable benefit of Lenders a first security interest and Lien upon the Property of any such Subsidiary to the extent required pursuant to the terms of Section 5.12(a) and (C) such other agreements, documents and instruments as the Administrative Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiaries to the Administrative Agent, (ii) the Subsidiary formed or acquired shall be engaged in a business related, ancillary or complimentary to the businesses of the Borrower as conducted on the date hereof, (iii) the Administrative Agent shall have received (A) not less than ten (10) Business Days’ prior written notice of the formation or acquisition of any such Subsidiary and such information with respect thereto as the Administrative Agent may request, and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto, (iv) prior to and after giving effect to any acquisition, there shall be not less than $50,000,000 of Excess Availability under the Revolving Credit Agreement or cash on the balance sheet and (v) as of the date of any such formation or acquisition, no Default or Event of Default shall exist or have occurred and be continuing;

(h)                                 the existing equity investments of the Borrower and its Subsidiaries as of the date hereof in their respective Subsidiaries; provided, that, the Credit Parties shall have no further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(i)                                     stock or obligations issued to the Borrower or any of its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to the Borrower or Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(j)                                     obligations of account debtors to the Borrower or its Subsidiaries arising from accounts which are past due;

(k)                                  loans or advances after the date hereof by the Credit Parties or any of their respective Subsidiaries to any of their employees not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding, in the ordinary course of such Credit Party’s or Subsidiary’s business for reasonable and necessary work-related travel and other ordinary business expenses to be incurred by such employees in connection with their employment with such Credit Party or Subsidiary, as the case may be;

(l)                                     any investments of any Credit Party or any of their respective Subsidiaries in Hedging Agreements permitted under Section 6.1(d) hereof;

(m)                               the existing loans, advances and guarantees set forth on Schedule 6.5; provided, that, as to such loans, advances and guarantees, (i) the Credit Parties or their respective Subsidiaries, as the case may be, shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, except, that, such Credit Party or Subsidiary, as the case may be, after prior written notice to the Administrative Agent, may amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such Indebtedness (other than pursuant to payments thereof), or to release any Liens or security interests in any assets of the Credit Parties which secure such Indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to the Credit Parties or otherwise more favorable to the Credit Parties or their Subsidiaries, as the case may be, (as determined in good faith by the Administrative Agent), or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof or pursuant to regularly scheduled payments permitted herein) and (ii) the Borrower and Guarantors shall furnish to the Administrative Agent all notices or demands in connection with such loans, advances or guarantees either received by the Borrower, Guarantor or Subsidiary on its behalf, promptly after the receipt thereof, or sent by the Borrower, Guarantor or Subsidiary on its behalf, concurrently with the sending thereof, as the case may be;

(n)                                 investments (including, without limitation, any loan, advance, capital contribution or other investment or payment) in joint ventures or other Persons (each a “Business Enterprise”) by the Borrower for the purpose of development, creation and operation of an internet business; provided, that: (i) each such Business Enterprise is entered into with a Person who is not an Affiliate, (ii) the Business Enterprise shall be engaged in a business related, ancillary or complimentary to the businesses of Borrower as conducted on the date hereof, (iii) the Administrative Agent shall have received (A) (1) in the event the initial investment (whether characterized by loans, capital contributions, letters of credit or otherwise) in the Business Enterprise is not in excess of $5,000,000, not more than two (2) Business Days’ written notice after the date of such investment, and such other information with respect thereto as the Administrative Agent may reasonably request, or (2) in the event such initial investment is to be equal to or greater than $5,000,000, not less than ten (10) Business Days prior written notice of such investment in such Business Enterprise, and such other information with respect thereto as the Administrative Agent may reasonably request, (iv) true, correct and complete copies of all agreements, documents and instruments relating thereto, (v) the total amount of all such investments in such Business Enterprises shall not exceed $50,000,000 in the aggregate at any time, (vi) the Administrative Agent shall receive a monthly report in form and substance satisfactory to the Administrative Agent of the amount of such investment and such other information with respect thereto as the Administrative Agent may reasonably request and (vii) as of the date of any such loan, advance, capital contribution or other investment or payment, no Default or Event of Default shall exist or have occurred and be continuing;

(o)                                 the existing loans by the Borrower to the Flexi-Trust, pursuant to the terms and conditions of the Flexi-Trust Agreement in effect on the date hereof; and

(p)                                 repurchases and redemptions of Capital Stock permitted pursuant to Section 6.10.

Section 6.6                                   Transactions with Affiliates.

Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly:

(a)                                  purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s, Guarantor’s or Subsidiary’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except, that (i) in the case of such transactions between Credit Parties, then upon fair and reasonable terms consistent with the current practices of such Credit Parties as of the date hereof, (ii) in the case of sales of property by Credit Parties to the Business Enterprises referred to in Section 6.5(n), upon fair and reasonable terms no more favorable than such Business Enterprises would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (iii) the Borrower may sell its Capital Stock to the Flexi-Trust in accordance with the Flexi-Trust Agreement; or

(b)                                 make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Credit Party except (i) compensation to officers, employees and directors for services rendered to such a Credit Party or Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Credit Party to any other Credit Party in respect of Indebtedness arising pursuant to loans made by a Credit Party to the extent such Indebtedness is permitted under Section 6.1 hereof, and (iii) payments by the Guarantors to the Borrower for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by the Borrower on behalf of the other Credit Parties and their Subsidiaries in the ordinary course of their respective businesses or as the same may be directly attributable to the Borrower or other Credit Party.

Section 6.7                                   Reciprocal Easement Agreements.

Without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, no Credit Party will, nor will it permit any of its Subsidiaries to, enter into, terminate, amend or modify any REA (a) to the extent such termination, amendment or modification will result in a loss of parking or could reasonably be expected to violate any Requirement of Law applicable to any Mortgaged Property or (b) to the extent such REA, or the termination, amendment or modification of such REA, will not have a Mortgaged Property MAE. To the extent the Administrative Agent’s consent is not required pursuant to the previous sentence, the Borrower may negotiate or enter into modifications or REA’s and at the Borrower’s sole cost and expense, the Administrative Agent shall execute a joinder to such documents to subordinate the Lien of the Mortgage Instrument to the REA.

Section 6.8                                   Corporate Changes; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation or (d) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9                                   Limitation on Restricted Actions.

Each Credit Party shall not, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of such Credit Party or any Subsidiary of such Credit Party to (a) pay dividends or make other distributions or pay any

Indebtedness owed to a Credit Party or any Subsidiary of such Credit Party; (b) make loans or advances to a Credit Party or any Subsidiary of such Credit Party; (c) transfer any of its Properties constituting Collateral to a Credit Party (other than restrictions related to transactions being at arm’s length); or (d) create, incur, assume or suffer to exist any Lien upon any of the Mortgaged Properties, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Credit Agreement, (iii) Permitted Liens, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Credit Party or any Subsidiary of such Credit Party, (v) customary restrictions on dispositions of real property interests found in any REA of such Credit Party or any Subsidiary of such Credit Party, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Credit Party prior to the date on which such Subsidiary was acquired by such Credit Party and outstanding on such acquisition date; provided, that, such Indebtedness shall not be incurred in contemplation of such acquisition, and (vii) contractual obligations in existence on the Closing Date and set forth on Schedule 6.9 and any extension or continuation of such contractual obligations; provided, that, any encumbrance or restriction contained in any such contractual obligation that is extended or continued shall be no less favorable to the Administrative Agent and the Lenders than those encumbrances and restrictions contained in such contractual obligation prior to such extension or continuation.

Section 6.10                            Restricted Payments.

Each Credit Party shall not, and shall not permit any Subsidiary to, directly or indirectly, make any Restricted Payment unless each of the following conditions have been satisfied:

(a)                                  such Restricted Payment shall be made with funds legally available therefor;

(b)                                 such Restricted Payment shall not violate any Requirement of Law or the terms of any indenture, agreement or undertaking to which a Borrower or Guarantor is a party or by which a Borrower or Guarantor or its Properties are bound;

(c)                                  after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the four-fiscal-quarter period ending as of the last day of the most recent fiscal quarter for which quarterly or annual financial statements are available, (A) the Borrower could incur at least $1.00 of additional Indebtedness under this Agreement as of such fiscal quarter end and (B) the Consolidated Cash Flow Coverage Ratio of the Borrower as of such fiscal quarter end shall be greater than 2.0 to 1.0;

(d)                                 as of the date of such Restricted Payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(e)                                  Excess Availability, as of the date of any such Restricted Payment and after giving effect thereto, shall be not less than $37,500,000;

(f)                                    upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the Closing Date does not exceed the sum of:

(i) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Borrower from January 29, 2006 through the last day of the most recent fiscal quarter ending prior to such Restricted Payment for which quarterly or annual financial statements are available (taken as a single accounting period); plus

(ii) 100% of (1) the aggregate net cash proceeds received by the Borrower after the Closing Date from contributions of capital or the issuance and sale (other than to a Subsidiary of the Borrower) of Capital Stock (other than Redeemable Stock) of the Borrower, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Borrower and (2) the principal amount of Indebtedness of the Borrower that is converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Subsidiary of the Borrower) of the Borrower after the Closing Date, provided that any such net proceeds received by the Borrower from an employee stock ownership plan financed by loans from the Borrower or a Subsidiary of the Borrower shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination; plus

(iii) an amount equal to the net reduction in Investments by the Credit Parties, subsequent to the Closing Date, in any Guarantor, upon the disposition, liquidation or repayment (including by way of dividends) thereof in cash or from the redesignation of the Insurance Subsidiary as a Guarantor, but only to the extent such amounts are not included in Consolidated Net Income and not to exceed in the case of any one Person the amount of Investments previously made by the Credit Parties in such Person.

Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, or would result from such Restricted Payment:

(A)                              any Subsidiary of a Credit Party may pay dividends to a Credit Party and any Subsidiary of a Credit Party that is not a Credit Party may redeem or repurchase any of its Capital Stock by making payments to a Credit Party;

(B)                                any Credit Party may pay dividends or may redeem or repurchase any of its Capital Stock for consideration consisting of common stock;

(C)                                the Borrower may purchase, redeem, acquire or retire any shares of Capital Stock of the Borrower solely in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Borrower or from or to an employee stock ownership plan financed by loans from the Borrower or a Subsidiary of the Borrower) of shares of Capital Stock (other than Redeemable Stock) of the Borrower;

(D)                               the Borrower may acquire shares of its Capital Stock in connection with the exercise of employee or director stock options or stock appreciation rights by way of cashless exercise;

(E)                                 the Borrower may acquire shares of its Capital Stock pursuant to equity repurchases from present or former directors or employees in an amount of up to $2,000,000 per year;

(F)                                 the Borrower may declare and pay regular quarterly cash dividends in respect of the Borrower’s Common Stock in an amount not to exceed $0.0675 per share (such amount to be adjusted from time to time to account for any stock splits, stock dividends or similar occurrences); provided that the aggregate amount of such cash dividends will be included as Restricted Payments for purposes of determining the amount of Restricted Payments that may be made pursuant to clause (f) above;

(G)                                the Borrower may purchase shares of its common stock in accordance with the Share Repurchase Plan, in an amount not to exceed the Borrower’s Remaining Authority as of the Closing Date;

(H)                               the Borrower may make other Restricted Payments from and after the Closing Date in an aggregate amount not to exceed $25,000,000; and

(I)                                    any Credit Party may make payments or prepayments of Subordinated Debt, subject to the subordination terms governing such Subordinated Debt.

Section 6.11                            Amendment of Subordinated Debt.

The Credit Parties will not, nor will it permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt in a manner that is adverse to the interests of the Lenders.

Section 6.12                            Sale Leasebacks.

Each Credit Party shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Credit Party or Subsidiary, as the case may be, shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except, that, the Borrower may enter into such arrangements with Properties (other than a Mortgaged Property) so long as each of the following conditions is satisfied, as determined by the Administrative Agent: (a) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of any such proposed transaction, which notice shall describe the transaction in detail, (b) such proposed transaction shall be in compliance with the terms and conditions set forth in the Pep Boys Subordinated Indentures, (c)

as of the date of any such transaction and after giving effect thereto, no Event of Default or Default shall exist or have occurred and be continuing, (d) such transaction is for fair market value and (e) the Borrower shall deliver to the Administrative Agent an updated pro forma Collateral Value Report demonstrating, to the satisfaction of the Administrative Agent, that after giving pro forma effect to such sale leaseback transaction, the Collateral Value shall be greater than or equal to 2.0 times the principal amount of the then outstanding Term Loan; provided that to the extent the Borrower encumbers or otherwise disposes of Properties not constituting Collateral in connection with a sale leaseback transaction with a fair market value in excess of $125,000,000, the Borrower must comply with the appraisal requirements of Section 5.12(d).

Section 6.13                            No Joint Assessment.

The Borrower shall not, and shall not permit any Subsidiary to, suffer, permit or initiate the joint assessment of any Mortgaged Property with (a) any other real property constituting a tax lot separate from such Mortgaged Property, or (b) any portion of such Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Mortgaged Property.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                   Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                                  Payment. (i) The Borrower shall fail to pay any principal on any Term Loan when due in accordance with the terms hereof, (ii) the Borrower shall fail to pay any interest on any Term Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or (iii) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (ii)); or

(b)                                 Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)                                  Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1,

5.2, 5.4, 5.7, 5.9, 5.11, or Article VI hereof, or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1 (c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d)                                 Debt Cross-Default. (i) any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Term Loan and the Guaranty) or any payment on any Synthetic Lease, in each case in a principal amount outstanding of at least $5,000,000 for the Borrower and any of its Subsidiaries in the aggregate, beyond any applicable grace period (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Term Loan, and the Guaranty) or any Synthetic Lease in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or Synthetic Lease or beneficiary or beneficiaries of such Indebtedness or Synthetic Lease (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or Synthetic Lease to become due prior to its stated maturity; or (iii) any Credit Party shall breach or default any Secured Hedging Agreement; or

(e)                                  Other Cross-Defaults. The Credit Parties or any of their Subsidiaries shall default in (i) the payment when due under any Material Contract (not included in subsection (d) above) or (ii) in the performance or observance, of any obligation or condition of any Material Contract (not included in subsection (d) above) and such failure to perform or observe such other obligation or condition involves an aggregate liability of $5,000,000 or more and continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP; or

(f)                                    Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof, or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)                                 Judgment Default. One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 10 Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Mortgaged Property MAE; or

(h)                                 ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; or

(i)                                     Change of Control. There shall occur a Change of Control; or

(j)                                     Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(k)                                  Invalidity of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or

(l)                                     Hedging Agreement. Any termination payment in excess of $5,000,000 shall be due by a Credit Party under any Hedging Agreement and such amount is not paid within the later to occur of five (5) Business Days after the due date thereof or the expiration of grace periods, if any, in such Hedging Agreement; or

(m)                               Subordinated Debt. (i) Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt in a principal amount of $5,000,000 or (ii) the subordination provisions contained in any Subordinated Debt in a principal amount of $5,000,000 or with respect to which any Subordinated Debt in a principal amount of $5,000,000 is subject shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby; or

(n)                                 Uninsured Loss. To the extent the Borrower has less than $75,000,000 of Excess Availability, any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $10,000,000.

Section 7.2                                   Property-Specific Cure.

To the extent that any of the foregoing Events of Default have been caused by an individual Mortgaged Property, any Credit Party may, within forty-five (45) days of such Event of Default, (a) cause such defaulting Mortgaged Property to be substituted pursuant to Section 5.12(b) or (b) make a principal payment to the Term Loan in an amount equal to the Allocated Payoff Amount with respect to such Mortgaged Property.

Section 7.3                                   Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(f) above, automatically the Term Loan Commitments shall immediately terminate and the Term Loan (with accrued interest thereon), and all other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Term Loan Commitments to be terminated forthwith, whereupon the Term Loan Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Term Loan (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Term Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies (including, without limitation, the foreclosure and/or liquidation of the Collateral) as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1                                   Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges that the Credit Parties may rely on each action taken by the Administrative Agent on behalf of the Lenders hereunder. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2                                   Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3                                   Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

Section 8.4                             Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes unless an executed Assignment and Assumption has been filed with the Administrative Agent pursuant to Section 9.6 with respect to the Term Loan evidenced by such Term Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Notes.

(b)                                 For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5                                   Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6                                   Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and made its own decision to make its Term Loan hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7                                   Indemnification.

The Lenders agree to indemnify the Administrative Agent and its Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loan Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Credit Agreement and payment of the Term Notes and all other amounts payable hereunder.

Section 8.8                                   Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Term Loan made or renewed by it and any Term Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9                                   Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrower and the Lenders and the Required Lenders may replace the Administrative Agent at any time. If the Administrative Agent shall resign as Administrative Agent or be replaced under this Credit Agreement and the Term Notes or if the Administrative Agent enters or becomes subject to receivership, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Term Notes. After any retiring or replaced Administrative Agent’s resignation or replacement as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10                            Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or co-lead arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and co-lead arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or co-lead arranger.

Section 8.11                            Releases.

The Administrative Agent is authorized to release (a) Mortgaged Properties in accordance with the terms of Section 5.12 and (b) any Guarantor and any Lien on any Collateral that is sold as permitted by the Credit Agreement or as otherwise permitted by the Lenders or Required Lenders, as applicable.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                   Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(a)                                  reduce the amount or extend the scheduled date of maturity of any Term Loan or Term Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.5 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.4(b), nor any amendment of Section 2.4(b) or the definitions of Asset Disposition, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Term Loan or Term Note and (B) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or

(b)                                 amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(c)                                  amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(d)                                 release the Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and Hedging Agreement Providers; or

(e)                                  release all or substantially all of the Collateral without the written consent of all of the Lenders and Hedging Agreement Providers; or

(f)                                    subordinate the Term Loan to any other Indebtedness without the written consent of all of the Lenders; or

(g)                                 subordinate the liens of the Administrative Agent in the Collateral to any other liens on the Collateral (other than Permitted Liens) without the written consent of all of the Lenders; or

(h)                                 permit the Borrower to assign or transfer any of its rights or obligations under this Credit Agreement or other Credit Documents without the written consent of all of the Lenders; or

(i)                                     amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or

(j)                                     amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.8(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(k)                                  amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Term Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Term Loan and Term Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loan, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2                                   Notices.

(a)                                  Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, in the case of each of the Lenders, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Term Notes:

The Borrower	The Pep Boys — Manny, Moe & Jack
and the other	3111 W. Allegheny Avenue
Credit Parties:	Philadelphia, Pennsylvania 19132
Attention: Mr. Harry Yanowitz, Chief Financial Officer
	Telecopier:	(215) 430-4640
	Telephone:	(215) 430-9000

with a copy to:

The Pep Boys — Manny, Moe & Jack
3111 W. Allegheny Avenue

Philadelphia, Pennsylvania 19132
Attention: General Counsel
	Telecopier:	(215) 430-4640
	Telephone:	(215) 430-9000

The Administrative
Agent:	Wachovia Bank, National Association, as Administrative Agent
Charlotte Plaza
201 South College Street, CP8
Charlotte, North Carolina 28288-0680
	Attention:	Syndication Agency Services
	Telecopier:	(704) 383-3612
	Telephone:	(704) 383-4131

with a copy to:

Wachovia Bank, National Association,
One South Broad Street, PA 4843
Philadelphia, PA 19107
	Attention:	Tony Braxton
	Telecopier:	(267) 321-6700
	Telephone:	(267) 321-6606

provided, that notices given by the Borrower pursuant to Section 2.6 hereof shall be effective only upon receipt thereof by the Administrative Agent.

(b)                                 Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.3                                   No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                                   Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Term Notes and the making of the Term Loan; provided that all such representations and warranties shall terminate on the date upon which the Term Loan Commitments have been terminated and all amounts owing hereunder and under any Term Notes have been paid in full.

Section 9.5                                   Payment of Expenses and Taxes.

The Credit Parties agree (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and the Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arranger and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Term Loan and (e) to pay any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Term Loan, the acceptance of payments or of Collateral due under the Credit Documents (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section shall survive repayment of the Term Loan, Term Notes and all other amounts hereunder.

Section 9.6                             Successors and Assigns; Participations; Purchasing Lenders.

(a)                                  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loan at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes the Term Loan outstanding thereunder) or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that related Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment amounts.

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Details Form.

(v)                                 No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Subsidiaries.

(vi)                              No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Term Loan or Term Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.5 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.4(b), nor any amendment of Section 2.4(b) or the definitions of Asset Disposition or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of maturity of, or an extension of any installment of, any Term Loan or Term Note, (B) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and (C) an increase in the Term Loan Commitment or Term Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release the Borrower or all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Credit Agreement. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8 as though it were a Lender.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender.

(f)                                    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7                                   Adjustments; Set-off.

(a)                                  Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Term Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to a Bankruptcy Event or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loan, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Term Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Term Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                 In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Term Loan and other Credit Party Obligations of the Borrower and the other Credit Parties to the Administrative Agent and the Lenders and claims of every nature and description of the Administrative Agent and the Lenders against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not the Administrative Agent or the Lenders have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8                                   Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9                                   Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10                            Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11                            Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12                            Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13                            Governing Law.

This Credit Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Credit Agreement and such other Credit Document shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of The New York General Obligations Law).

Section 9.14                            Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Credit Agreement, any Term Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Credit Agreement, the Borrower and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrower and each of the other Credit Parties irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower and the other Credit Parties to be effective and binding service in every respect. The Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.

Section 9.15                            Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Term Loan and Credit Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.16                            Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)                                  no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.

Section 9.17                            Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18                            Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

ARTICLE X

GUARANTY

Section 10.1                            The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Term Loan hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the Indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such Indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2                            Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(f), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3                            Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4                            Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5                            Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

Section 10.6                            Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7                            Waiver.

(a)                                  Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Term Loan Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)                                 Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)                                  Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Term Loan Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Term Loan Commitments have been terminated.

Section 10.8                            Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 10.9                            Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Term Loan Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such Indebtedness and obligations have been paid and the Term Loan Commitments relating thereto terminated, subject to the provisions of Section 10.2.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	/s/ THE PEP BOYS - MANNY, MOE & JACK,
a Pennsylvania corporation

GUARANTORS:	/s/ THE PEP BOYS - MANNY, MOE & JACK OF CALIFORNIA,
a California corporation

/s/ PEP BOYS - MANNY, MOE & JACK OF DELAWARE, INC.,
a Delaware corporation

/s/ PEP BOYS - MANNY, MOE & JACK OF PUERTO RICO, INC.,
a Delaware corporation

/s/ CARRUS SUPPLY CORPORATION,
a Delaware corporation

/S/ PBY CORPORATION,

ADMINISTRATIVE AGENT	/s/ WACHOVIA BANK, NATIONAL ASSOCIATION,
AND LENDERS:	as Administrative Agent and as a Lender

/s/ Lenders